Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Akebia Therapeutics, Inc. 2014 Incentive Plan, the Akebia Therapeutics, Inc. 2014 Employee Stock Purchase Plan, and the Inducement Grant Awards (January 2018 – December 2018) of our report dated March 12, 2018, with respect to the consolidated financial statements of Akebia Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 25, 2019